EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-47086 and Form S-8 No. 333-58692) pertaining to the Millennium Cell Inc. Amended and Restated 2000 Stock Option Plan and in the Registration Statements (Form S-3 No. 333-92144, Form S-3 No. 333-101061, Form S-3 No. 333-103104, Form S-3 No. 333-105582, Form S-3 No. 333-108768, Form S-3 No. 333-112519, and Form S-3 No. 333-120301) of Millennium Cell Inc. and in the related Prospectuses, of our report dated February 11, 2005 with respect to the consolidated financial statements of Millennium Cell Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

New York, New York
March 18, 2005